EXHIBIT 17.1
Form 8-K
KIK Technology International, Inc.
File No. 000-30071

                       Letterhead of KIK Technology, Inc.

December 28, 2007

Mr. Don Dean
Secretary and Chairman of the Board
KIK Technology International Inc.

Dear Mr. Dean:

Effective immediately, I hereby resign as Director, President/Chief Executive Officer and acting Chief Financial Officer of KIK Technology International Inc.

Yours truly,


/s/ William K. Knooihuizen
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William K. Knooihuizen